Exhibit 99.1

Company Contact:

Michael J. Fitzpatrick

Chief Financial Officer

OceanFirst Financial Corp.

Tel: (732) 240-4500, ext. 7506

Fax: (732) 349-5070

Email: Mfitzpatrick@oceanfirst.com

FOR IMMEDIATE RELEASE

OCEANFIRST FINANCIAL CORP.

ANNOUNCES RECORD ANNUAL NET INCOME,

CONTINUING EARNINGS PER SHARE GROWTH

TOMS RIVER, NEW JERSEY, January 19, 2012…OceanFirst Financial Corp. (NASDAQ:“OCFC”), the holding company for OceanFirst Bank (the “Bank”), today announced a record $20.7 million of net income for the year 2011. Diluted earnings per share also increased over the prior year rising to $1.14 for the year ended December 31, 2011, from $1.12 for the corresponding prior year period. Net income for 2010 was $20.4 million. Additional highlights included:

•	Total revenue of $92.6 million also set a record for the Company, driving the net income milestone.

•	The combination of solid earnings and increased other comprehensive income has boosted shareholder book value by 8.6% year-to-date to $11.61 per share.

•	The Company remains well-capitalized with a tangible common equity ratio of 9.42% at December 31, 2011.

The Company also announced that the Board of Directors declared its sixtieth consecutive quarterly cash dividend on common stock. The dividend for the quarter ended December 31, 2011 was declared in the amount of $0.12 per share to be paid on February 10, 2012, to shareholders of record on January 30, 2012.

Chairman and CEO John R. Garbarino observed, “Our second consecutive year of record-setting earnings coupled with controlled growth in the balance sheet further fortifies our capital position. Continued strong earnings and loan loss provisions support our capital management plans and validate our share repurchase program, returning value to our shareholders.”

Results of Operations

Net income for the three months ended December 31, 2011 was $5.5 million, or $0.30 per diluted share, as compared to net income of $5.8 million, or $0.32 per diluted share for the corresponding prior year period. For the year ended December 31, 2011, net income increased to $20.7 million, or $1.14 per diluted share, as compared to net income of $20.4 million, or $1.12 per diluted share, for the prior year. For the quarter and year ended December 31, 2010, diluted earnings per share included $922,000, or $.05 per share, relating to a reduction in the state tax valuation allowance.

Net interest income for the quarter and year ended December 31, 2011 increased to $19.3 million and $77.3 million, respectively, as compared to $18.9 million and $77.1 million, respectively, in the same prior year periods, reflecting greater interest-earning assets. The net interest margin increased slightly to 3.53% for the quarter ended December 31, 2011 from 3.52% in the same prior year period. For the year ended December 31, 2011, the net interest margin decreased to 3.59% from 3.69% in the prior year due to a change in the mix of average interest-earning assets from higher-yielding loans receivable into lower-yielding short-term investments and investment securities. High loan refinance volume also caused yields on loans and mortgage-backed securities to trend downward. The yield on average interest-earning assets decreased to 4.29% and 4.43%, respectively, for the quarter and year ended December 31, 2011, as compared to 4.62% and 4.86%, respectively, in the same prior year periods. The cost of average interest-bearing liabilities decreased to 0.86% and 0.95%, respectively, for the quarter and year ended December 31, 2011, as compared to 1.23% and 1.30%, respectively, in the same prior year periods. Average interest-earning assets increased $37.6 million, or 1.8%, and $66.8 million, or 3.2%, respectively, for the quarter and year ended December 31, 2011, as compared to the same prior year periods. The increase in average interest-earning assets was primarily due to the increase in average investment securities which increased $82.3 million and $82.5 million, respectively, and the increase in short-term investments which increased $20.9 million and $23.7 million, respectively. These increases were partly offset by a decrease in average loans receivable, net, of $80.3 million and $37.0 million, respectively. Average interest-bearing liabilities increased $7.6 million and $40.0 million, respectively, for the quarter and year ended December 31, 2011, as compared to the same prior year periods. The increase in average interest-bearing liabilities resulted from higher average interest-bearing deposits of $30.8 million and $153.9 million, respectively. This increase was partially offset by a decrease in average borrowed funds of $9.0 million and $87.6 million and a decrease in average time deposits of $14.2 million and $26.3 million, respectively.

For the quarter and year ended December 31, 2011, the provision for loan losses was $2.0 million and $7.8 million, respectively, as compared to $2.0 million and $8.0 million, respectively, for the corresponding prior year periods.

Other income decreased to $4.2 million for the quarter ended December 31, 2011, as compared to $4.5 million in the same prior year period. Other income for the year ended December 31, 2011 was unchanged at $15.3 million. For the quarter and year ended December 31, 2011, the net gain on the sale of loans decreased $506,000 and $655,000, respectively, due to a decrease in the volume of loans sold. Additionally, during 2011 the Company recognized an other-than-temporary impairment loss on equity securities of $148,000. For the year ended December 31, 2011, the lower gain on sale of loans and the impairment loss were offset by an increase in income from Bank owned life insurance of $327,000 and an increase in fees and service charges of $217,000.

Operating expenses decreased by 6.5%, to $13.0 million, and 1.8%, to $52.7 million, respectively, for the quarter and year ended December 31, 2011, as compared to $13.9 million and $53.6 million, respectively, for the corresponding prior year periods. The decrease for the quarter and year ended December 31, 2011 as compared to the corresponding prior year periods was due to lower compensation and employee benefits costs, which decreased by $456,000, or 6.3%, to $6.8 million for the quarter ended December 31, 2011 and by $71,000, or 0.3%, to $28.1 million for the year ended December 31, 2011 partly due to a reduction in head count. Additionally, Federal deposit insurance decreased by $197,000 and $152,000, respectively, for the quarter and year ended December 31, 2011 due to a lower assessment rate and a change in the assessment methodology from deposit-based to a total liability-based assessment. For the year ended December 31, 2011, occupancy expense benefited by $184,000 from the negotiated settlement of the remaining office lease obligation at Columbia Home Loans, LLC (“Columbia”), the Company’s mortgage banking subsidiary, which had been shuttered in 2007.

The provision for income taxes was $3.0 million and $11.5 million, respectively, for the quarter and year ended December 31, 2011, as compared to $1.7 million and $10.4 million, respectively, for the same prior year periods. The effective tax rate increased to 35.5% and 35.6%, respectively, for the quarter and year ended December 31, 2011, as compared to 22.7% and 33.8%, respectively, in the same prior year periods. The increase in the effective tax rates was due to the fourth quarter 2010 reduction in the state tax valuation allowance of $922,000.

Financial Condition

Total assets increased by $50.8 million, or 2.3%, to $2,302.1 million at December 31, 2011, from $2,251.3 million at December 31, 2010. Cash and due from banks increased by $46.1 million, to $77.5 million at December 31, 2011, as compared to $31.5 million at December 31, 2010. Investment securities available for sale increased by $73.4 million, to $165.3 million at December 31, 2011, as compared to $91.9 million at December 31, 2010, due to purchases of short-term government agency securities. Loans receivable, net decreased by $97.8 million, or 5.9%, to $1,563.0 million at December 31, 2011, from $1,660.8 million at December 31, 2010, primarily due to prepayments and sale of newly originated 30-year fixed-rate one-to-four family loans.

Deposits increased by $42.1 million, or 2.5%, to $1,706.1 million at December 31 2011, from $1,664.0 million at December 31, 2010. An increase of $58.3 million in core deposits (i.e. all deposits excluding time deposits) was partly offset by a decline in time deposits, which decreased $16.2 million. The Bank opened its twenty-fourth branch office during the quarter.

The branch is located within a senior housing development, Harrogate, in Lakewood, New Jersey and maintains limited hours for residents and employees of the retirement community. Stockholders’ equity increased 7.8%, to $216.8 million at December 31, 2011, as compared to $201.3 million at December 31, 2010, primarily due to net income and a reduction in accumulated other comprehensive loss partly offset by the cash dividend on common stock and by the repurchase of 165,154 shares of common stock for $2.1 million.

Asset Quality

The Company’s non-performing loans totaled $44.0 million at December 31, 2011, a $6.5 million increase from $37.5 million at December 31, 2010, primarily due to the second quarter addition of one large loan relationship totaling $6.4 million, collateralized by commercial and residential real estate, all business assets and a personal guarantee. An appraisal performed in May 2011 values the real estate collateral at $8.7 million. Additionally, non-performing one-to-four family real estate loans increased $2.6 million at December 31, 2011, as compared to December 31, 2010 due to continued economic stress, ability to pay and the extended foreclosure process in the State of New Jersey. Net loan charge-offs increased to $9.2 million for the year ended December 31, 2011, as compared to $3.0 million for the corresponding prior year period. During the fourth quarter of 2011, the Company modified its charge-off policy on problem loans secured by real estate. Historically, the Company established specific valuation reserves for problem real estate related loans when the loans were deemed uncollectible. The specific valuation reserves were based upon the estimated fair value of the underlying collateral, less costs to sell. The actual loan charge-off was not recorded until the foreclosure process was complete. Under the revised policy, also acceptable under Generally Accepted Accounting

Principles, losses on loans secured by real estate are charged-off in the period the loans, or portion thereof, are deemed uncollectible, generally after the loan becomes 120 days delinquent. The change in the charge-off policy resulted in additional charge-offs in the fourth quarter of 2011 of $5.7 million. All of these charge-offs were previously identified in the Company’s allowance for loan losses as a specific valuation reserve and were included in the Company’s loss history as part of the evaluation of the allowance for loan losses. Accordingly, the additional charge-offs did not affect the Company’s provision for loan losses or net income for the period.

For the quarter ended December 31, 2011, non-performing loans decreased $4.4 million as compared to the prior linked quarter and net loan charge-offs were $6.7 million for the quarter ended December 31, 2011 of which $5.7 million related to the change in the charge-off policy as noted above.

The reserve for repurchased loans, which is included in other liabilities in the Company’s consolidated statements of financial condition, was $705,000 at December 31, 2011, a $104,000 decrease from December 31, 2010 due to a settlement of one repurchase request. There was no provision for repurchased loans recorded during the year ended December 31, 2011. At December 31, 2011, there were four outstanding loan repurchase requests on loans with a total principal balance of $1.2 million which the Company is disputing.

Conference Call

As previously announced, the Company will host an earnings conference call on Friday, January 20, 2012 at 11:00 a.m. Eastern time. The direct dial number for the call is (877) 317-6789. For those unable to participate in the conference call, a replay will be available. To access the replay, dial (877) 344-7529, Replay Conference Number 10008076, from one hour after the end of the call until January 30, 2012. The conference call, as well as the replay, are also available (listen-only) by internet webcast at www.oceanfirst.com in the Investor Relations section.

Annual Meeting

The Company also announced today that its Annual Meeting of Stockholders will be held on Thursday, May 10, 2012 at 10:00 a.m. Eastern time, at the Crystal Point Yacht Club located at 3900 River Road at the intersection of State Highway 70, Point Pleasant, New Jersey. The record date for shareholders entitled to vote at the Annual Meeting is March 15, 2012.

*  *  *

OceanFirst Financial Corp.’s subsidiary, OceanFirst Bank, founded in 1902, is a federally-chartered savings bank with $2.3 billion in assets and twenty-four branches located in Ocean, Monmouth and Middlesex Counties, New Jersey. The Bank is the largest and oldest community-based financial institution headquartered in Ocean County, New Jersey.

OceanFirst Financial Corp.’s press releases are available by visiting us at www.oceanfirst.com.

Forward-Looking Statements

This news release contains certain forward-looking statements within the meaning of the Private Securities Reform Act of 1995, which are based on certain assumptions and describe future plans, strategies and expectations of the Company. These forward-looking statements are generally identified by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” “will,” “should,” “may,” “view,” “opportunity,” “potential,” or similar expressions. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations of the Company and the subsidiaries include, but are not limited to, changes in interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company’s market area and accounting principles and guidelines. These risks and uncertainties are further discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 and should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. The Company does not undertake – and specifically disclaims any obligation – to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

OceanFirst Financial Corp.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(dollars in thousands, except per share amounts)

	December 31, 2011	December 31, 2010

ASSETS

Cash and due from banks	$77,527	$31,455
Investment securities available for sale	165,279	91,918
Federal Home Loan Bank of New York stock, at cost	18,160	16,928
Mortgage-backed securities available for sale	364,931	341,175
Loans receivable, net	1,563,019	1,660,788
Mortgage loans held for sale	9,297	6,674
Interest and dividends receivable	6,432	6,446
Real estate owned, net	1,970	2,295
Premises and equipment, net	22,259	22,488
Servicing asset	4,836	5,653
Bank Owned Life Insurance	41,987	40,815
Other assets	26,397	24,695

Total assets	$2,302,094	$2,251,330

LIABILITIES AND STOCKHOLDERS’ EQUITY

Deposits	$1,706,083	$1,663,968
Securities sold under agreements to repurchase with retail customers	66,101	67,864
Federal Home Loan Bank advances	266,000	265,000
Other borrowings	27,500	27,500
Due to brokers	5,186	—
Advances by borrowers for taxes and insurance	7,113	6,947
Other liabilities	7,262	18,800

Total liabilities	2,085,245	2,050,079

Stockholders’ equity:
Preferred stock, $.01 par value, $1,000 liquidation preference, 5,000,000 shares authorized, no shares issued	—	—
Common stock, $.01 par value, 55,000,000 shares authorized, 33,566,772 shares issued and 18,682,568 and 18,822,556 shares outstanding at December 31, 2011 and December 31, 2010, respectively	336	336
Additional paid-in capital	262,812	260,739
Retained earnings	186,666	174,677
Accumulated other comprehensive loss	(2,468)	(5,560)
Less: Unallocated common stock held by Employee Stock Ownership Plan	(4,193)	(4,484)
Treasury stock, 14,884,204 and 14,744,216 shares at December 31, 2011 and December 31, 2010, respectively	(226,304)	(224,457)
Common stock acquired by Deferred Compensation Plan	871	946
Deferred Compensation Plan Liability	(871)	(946)

Total stockholders’ equity	216,849	201,251

Total liabilities and stockholders’ equity	$2,302,094	$2,251,330

OceanFirst Financial Corp.

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share amounts)

	For the three months ended December 31,		For the years ended December 31,
	2011	2010	2011	2010
	(Unaudited)

Interest income:
Loans	$20,448	$21,656	$82,994	$88,180
Mortgage-backed securities	2,330	2,581	10,060	11,503
Investment securities and other	638	520	2,333	1,684

Total interest income	23,416	24,757	95,387	101,367

Interest expense:
Deposits	2,297	3,648	10,401	14,340
Borrowed funds	1,846	2,229	7,659	9,913

Total interest expense	4,143	5,877	18,060	24,253

Net interest income	19,273	18,880	77,327	77,114

Provision for loan losses	2,000	2,000	7,750	8,000

Net interest income after provision for loan losses	17,273	16,880	69,577	69,114

Other income:
Loan servicing income	135	61	427	292
Fees and service charges	2,925	3,096	11,431	11,214
Net gain on sales of loans available for sale	936	1,442	3,002	3,657
Other-than-temporary impairment losses on investment securities	—	—	(148)	—
Net loss from other real estate operations	(141)	(292)	(623)	(701)
Income from Bank Owned Life Insurance	324	220	1,172	845
Other	35	—	40	5

Total other income	4,214	4,527	15,301	15,312

Operating expenses:
Compensation and employee benefits	6,785	7,241	28,077	28,148
Occupancy	1,288	1,384	5,066	5,501
Equipment	634	615	2,436	2,196
Marketing	554	404	1,766	1,745
Federal deposit insurance	526	723	2,553	2,705
Data processing	921	905	3,593	3,426
Legal	126	223	761	1,066
Check card processing	273	313	1,197	1,250
Accounting and audit	77	159	519	624
Other operating expense	1,837	1,959	6,696	6,986

Total operating expenses	13,021	13,926	52,664	53,647

Income before provision for income taxes	8,466	7,481	32,214	30,779
Provision for income taxes	3,007	1,697	11,473	10,401

Net income	$5,459	$5,784	$20,741	$20,378

Basic earnings per share	$0.30	$0.32	$1.14	$1.12

Diluted earnings per share	$0.30	$0.32	$1.14	$1.12

Average basic shares outstanding	18,192	18,156	18,191	18,142

Average diluted shares outstanding	18,241	18,205	18,240	18,191

OceanFirst Financial Corp.

SELECTED CONSOLIDATED FINANCIAL DATA

(in thousands, except per share amounts)

	At December 31, 2011	At December 31, 2010

STOCKHOLDERS’ EQUITY
Stockholders’ equity to total assets	9.42%	8.94%
Common shares outstanding (in thousands)	18,683	18,823
Stockholders’ equity per common share	$11.61	$10.69
Tangible stockholders’ equity per common share	11.61	10.69

ASSET QUALITY
Non-performing loans(1):
Real estate – one-to-four family	$29,193	$26,577
Commercial real estate	10,552	5,849
Construction	43	368
Consumer	3,653	4,626
Commercial	567	117

Total non-performing loans	44,008	37,537
REO, net	1,970	2,295

Total non-performing assets	$45,978	$39,832

Delinquent loans 30 to 89 days	$14,972	$14,421

Troubled debt restructurings:
Non-performing (included in total non-performing loans above)(1)	$14,491	$3,318
Performing	13,118	12,529

Total troubled debt restructurings	$27,609	$15,847

Allowance for loan losses(1)	$18,230	$19,700

Allowance for loan losses as a percent of total loans receivable(1)	1.15%	1.17%
Allowance for loan losses as a percent of non-performing loans(1)	41.42	52.48
Non-performing loans as a percent of total loans receivable(1)	2.77	2.23
Non-performing assets as a percent of total assets(1)	2.00	1.77

	For the three months ended December 31,		For the years ended December 31,
	2011	2010	2011	2010
PERFORMANCE RATIOS (ANNUALIZED)
Return on average assets	0.95%	1.02%	0.91%	0.93%
Return on average stockholders’ equity	10.07	11.54	9.88	10.62
Interest rate spread	3.43	3.39	3.48	3.56
Interest rate margin	3.53	3.52	3.59	3.69
Operating expenses to average assets	2.27	2.46	2.32	2.44
Efficiency ratio	55.44	59.50	56.86	58.04

(1)

During the fourth quarter of 2011, the Company modified its charge-off policy on loans secured by real estate so that losses are charged-off in the period the loans are deemed uncollectible rather than when the foreclosure process is completed. Refer to accompanying narrative.

OceanFirst Financial Corp.

SELECTED LOAN AND DEPOSIT DATA

(in thousands)

LOANS RECEIVABLE

	At December 31, 2011	At December 31, 2010

Real estate:
One-to-four family	$882,550	$955,063
Commercial real estate, multi-family and land	460,725	435,127
Construction	6,657	13,748
Consumer	192,918	205,725
Commercial	45,889	76,692

Total loans	1,588,739	1,686,355

Loans in process	(2,559)	(4,055)
Deferred origination costs, net	4,366	4,862
Allowance for loan losses	(18,230)	(19,700)

Total loans, net	1,572,316	1,667,462

Less: mortgage loans held for sale	9,297	6,674

Loans receivable, net	$1,563,019	$1,660,788

Mortgage loans serviced for others	$878,462	$913,778
Loan pipeline	95,223	84,113

	For the three months ended December 31,			For the years ended December 31,
	2011		2010	2011		2010

Loan originations	$92,002		$156,637	$326,991		$504,359
Loans sold	38,608		63,978	133,739		164,319
Net charge-offs	6,675	(1)	893	9,220	(1)	3,023

DEPOSITS

	At December 31, 2011	At December 31, 2010
Type of Account
Non-interest-bearing	$142,436	$126,429
Interest-bearing checking	942,392	920,324
Money market deposit	123,105	108,421
Savings	229,241	223,650
Time deposits	268,909	285,144

	$1,706,083	$1,663,968

(1)

During the fourth quarter of 2011, the Company modified its charge-off policy on loans secured by real estate so that losses are charged-off in the period the loans are deemed uncollectible rather than when the foreclosure process is completed. Refer to accompanying narrative.

OceanFirst Financial Corp.

ANALYSIS OF NET INTEREST INCOME

	FOR THE THREE MONTHS ENDED DECEMBER 31,
	2011			2010
	AVERAGE BALANCE	INTEREST	AVERAGE YIELD/ COST	AVERAGE BALANCE	INTEREST	AVERAGE YIELD/ COST
	(Dollars in thousands)
Assets
Interest-earning assets:
Interest-earning deposits and short-term investments	$58,417	$35	.24%	$37,500	$23	.25%
Investment securities (1)	172,744	419	.97	90,430	204	.90
FHLB stock	18,147	184	4.06	17,121	293	6.85
Mortgage-backed securities (1)	346,301	2,330	2.69	332,642	2,581	3.10
Loans receivable, net (2)	1,586,071	20,448	5.16	1,666,352	21,656	5.20

Total interest-earning assets	2,181,680	23,416	4.29	2,144,045	24,757	4.62

Non-interest-earning assets	115,605			118,481

Total assets	$2,297,285			$2,262,526

Liabilities and Stockholders’ Equity
Interest-bearing liabilities:
Transaction deposits	$1,283,605	1,102	.34	$1,252,819	2,336	.75
Time deposits	272,201	1,195	1.76	286,386	1,312	1.83

Total	1,555,806	2,297	.59	1,539,205	3,648	.95
Borrowed funds	362,102	1,846	2.04	371,088	2,229	2.40

Total interest-bearing liabilities	1,917,908	4,143	.86	1,910,293	5,877	1.23

Non-interest-bearing deposits	147,945			132,282
Non-interest-bearing liabilities	14,610			19,415

Total liabilities	2,080,463			2,061,990
Stockholders’ equity	216,822			200,536

Total liabilities and stockholders’ equity	$2,297,285			$2,262,526

Net interest income		$19,273			$18,880

Net interest rate spread (3)			3.43%			3.39%

Net interest margin (4)			3.53%			3.52%

	FOR THE YEARS ENDED DECEMBER 31,
	2011			2010
	AVERAGE BALANCE	INTEREST	AVERAGE YIELD/ COST	AVERAGE BALANCE	INTEREST	AVERAGE YIELD/ COST
	(Dollars in thousands)
Assets
Interest-earning assets:
Interest-earning deposits and short-term investments	$34,939	$70	.20%	$11,252	$28	.25%
Investment securities (1)	148,055	1,432	.97	65,595	628	.96
FHLB stock	17,984	831	4.62	20,838	1,028	4.93
Mortgage-backed securities (1)	336,807	10,060	2.99	336,286	11,503	3.42
Loans receivable, net (2)	1,616,360	82,994	5.13	1,653,367	88,180	5.33

Total interest-earning assets	2,154,145	95,387	4.43	2,087,338	101,367	4.86

Non-interest-earning assets	117,010			113,689

Total assets	$2,271,155			$2,201,027

Liabilities and Stockholders’ Equity
Interest-bearing liabilities:
Transaction deposits	$1,262,395	5,559	.44	$1,108,449	8,747	.79
Time deposits	272,198	4,842	1.78	298,534	5,593	1.87

Total	1,534,593	10,401	.68	1,406,983	14,340	1.02
Borrowed funds	369,223	7,659	2.07	456,835	9,913	2.17

Total interest-bearing liabilities	1,903,816	18,060	.95	1,863,818	24,253	1.30

Non-interest-bearing deposits	142,478			127,535
Non-interest-bearing liabilities	14,919			17,764

Total liabilities	2,061,213			2,009,117
Stockholders’ equity	209,942			191,910

Total liabilities and stockholders’ equity	$2,271,155			$2,201,027

Net interest income		$77,327			$77,114

Net interest rate spread (3)			3.48%			3.56%

Net interest margin (4)			3.59%			3.69%

(1)	Amounts are recorded at average amortized cost.
(2)	Amount is net of deferred loan fees, undisbursed loan funds, discounts and premiums and estimated loss allowances and includes loans held for sale and non-performing loans.
(3)	Net interest rate spread represents the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities.
(4)	Net interest margin represents net interest income divided by average interest-earning assets.